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Exhibit 4.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF HOLLEY PERFORMANCE PRODUCTS INC.

        Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

        HOLLEY PERFORMANCE PRODUCTS INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred on the Board of Directors of the Corporation (the "Board of Directors") by Article IV of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "General Corporation Law"), its Board of Directors has adopted the following resolution by unanimous written consent, creating a series of its preferred stock designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"); and

        RESOLVED, that a series of the class of preferred stock, $1.00 par value per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are set forth in this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Holley Performance Products Inc. (the "Certificate of Designation") as follows:

Section 1.    Certain Definitions

        (a)  "Affiliate" of any person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        (b)  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        (c)  "Common Stock" shall mean the Corporation's common stock, $1.00 par value per share.

        (d)  "Continuing Director" shall mean, as of any date of determination, any member of the Board of Directors of the Corporation who: (i) was a member of such Board of Directors on the date hereof; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        (e)  "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

        (f)    "Holdings" shall mean KHPP Holdings, Inc., a Delaware corporation.

        (g)  "Kohlberg" shall mean Kohlberg & Co., L.L.C., a Delaware limited liability company, and its Affiliates.

        (h)  "Liquidation Event" shall mean any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary.

        (i)    "Permitted Holders" shall mean Holdings, Kohlberg or any of their respective controlled Affiliates.

        (j)    "Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or government or department or agency thereof.

        (k)  "Per Share Price" is $100 per share of Series A Preferred Stock.

        (l)    "Voting Stock" of any Person as of any date shall mean the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 2.    Designation and Amount

        The Series A Preferred Stock created and authorized for issuance hereby shall be designated as Series A Convertible Preferred Stock, having a par value per share equal to $1.00, and the number of shares constituting such series shall be one hundred fifty thousand (150,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 3.    Rank

        The Series A Preferred Stock shall, with respect to rights upon a Liquidation Event, rank prior to the Common Stock and all other classes or series of preferred stock, preference stock or any other capital stock or equity securities of the Corporation, whether now issued or hereafter created.

Section 4.    Voting Rights

        Except as otherwise expressly provided herein or by law, the holder of each share of Series A Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-if-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, respectively, held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 5.    Liquidation Preference

        (a)  Upon a Liquidation Event, holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, prior to and in preference of any distribution or payment to the holders of Common Stock, an amount in cash per share of Series A Preferred Stock equal to the Per Share Price (the "Series A Liquidation Amount"). If, upon the occurrence of such event, the assets thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.

        (b)  After the payment in full of the Series A Liquidation Amount to all holders of the Series A Preferred Stock, the remaining assets of the Corporation available for distribution to shareholders of the Corporation shall be distributed among the holders of the Common Stock and Series A Preferred Stock on a pro rata basis.

Section 6.    Conversion

        The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert into Common Stock.    Each share of the Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, into a certain number of fully paid and nonassessable shares of the Common Stock. The number of shares of Common Stock for which each share of the Series A Preferred Stock may be converted (the "Conversion Rate") shall be determined by dividing (i) the Per Share Price by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The Conversion Price of the Series A Preferred Stock shall initially be equal to $7,499.00 per share of Common Stock. The Conversion Price shall be subject to appropriate adjustment in the event of any stock split or combination or similar event, as well as pursuant to other provisions set forth herein.

          (b)    Automatic Conversion.    Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then applicable Conversion Price, upon the first to occur of the following (i) the holders of at least two thirds of the then outstanding Series A Preferred Stock consent to an automatic conversion, or (2) the effectiveness of the Corporation's underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Initial Public Offering").

          (c)    Mechanics of Conversion.

            (i)    No fractional share of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, after aggregating all shares of Common Stock (including fractional shares thereof) issuable upon the conversion of all shares of Series A Preferred Stock held by the holder which are to be converted, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock at the time (as determined in good faith by the Board of Directors).

            (ii)  Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, and before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series A Preferred Stock as set forth in Section 6(b) hereof, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (except that no such written notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to Section 6(b) hereof).

            (iii)  In the event of the loss, theft or destruction of the holder's certificate or certificates, the holder shall notify the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates. The Corporation shall, as soon as practicable after delivery of certificates in accordance with Section 6(c)(ii), or, in the case of a lost, stolen or destroyed certificate, the execution and delivery of the agreement and indemnity, issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 6(b) hereof, such conversion shall be deemed to have been made as specified in the affirmative vote or written consent) and the person or persons entitled to receive the shares of Common Stock, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (e)    Issue Taxes.    The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

Section 7.    Change of Control

        (a)  If any Change of Control (as herein defined) is proposed to occur, at the option of the holders of the outstanding Series A Preferred Stock, the Corporation shall redeem, at the Per Share Price (the "Redemption Price"), those outstanding shares of Series A Preferred Stock which the holders have elected to have the Corporation redeem.

        (b)  The Corporation will give written notice of any impending Change of Control, stating the substance and intended date of consummation thereof, not less than twenty (20) days prior to the date of consummation thereof, to each holder of Series A Preferred Stock.

        (c)  Holders of Series A Preferred Stock must inform the Corporation of their intent to exercise their redemption rights within ten (10) days from the date they receive notice of any impending Change of Control. Any holder of Series A Preferred Stock not responding within the required time shall forfeit all redemption rights under this Section 7.

        (d)  Immediately prior to the consummation of such Change of Control, the Corporation shall redeem all shares of Series A Preferred Stock as to which redemption rights under this paragraph have been exercised.

        (e)  For purposes of this Section 7, "Change of Control" shall mean the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation or its Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Corporation, measured by voting power rather than number of shares; (iv) the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors; or (v) the Corporation consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

        (f)    Notwithstanding anything herein to the contrary, as long as any of the Corporation's 12 1/4% Senior Notes due 2007, Series B issued pursuant to the Indenture (as defined below) are outstanding under the Indenture (the "Indenture"), dated as of September 20, 1999, by and among the Corporation, the Guarantors named in the Indenture and State Street Bank and Trust Company, as trustee under the Indenture, as supplemented from time to time, the redemption provisions of this Section 7 shall only apply to the extent that such redemption complies with the provisions of the Indenture.

Section 8.    Notices

        Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile or, if mailed, three days after deposit in the United States mail, postage prepaid, return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation. Notice to holders located outside the United States shall be given by telecopy; provided, however, that such purchaser shall give the Corporation its telecopy number.

        IN WITNESS WHEREOF, Holley Performance Products Inc. has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its Vice President and attested to by its Assistant Secretary this 11th day of October, 2002.

HOLLEY PERFORMANCE PRODUCTS INC.
	By:	/s/ CHRISTOPHER LACOVARA

	Name:	Christopher Lacovara
	Title:	Vice President
ATTEST:
/s/ EVAN WILDSTEIN Evan Wildstein, Assistant Secretary

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  Exhibit 4.2